UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 7, 2006

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22149	76-0511037
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1301 Travis, Suite 2000, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (713) 654-8960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

One June 7, 2006, at the Annual Meeting of Stockholders of the Company, the stockholders approved the Edge Petroleum Corporation Incentive Plan (as amended and restated on June 1, 2004 and filed as exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004), and amended such Plan  to increase the number of authorized shares of common stock of the Company reserved for issuance thereunder from 1,700,000 shares to 2,200,000 shares.

ITEM 8.01. OTHER EVENTS.

After conducting all required business related to the Annual Meeting, the Company presented a general business review and update, which included the following information, all of which is as of the date of the Annual Meeting.

Through the date of the Annual Meeting, June 7, 2006, Edge had drilled 32 of the 55 to 60 planned wells for 2006, with 25 apparent successes, or an estimated overall success rate of 78%. As of that date, we had four wells drilling, two in our Queen City play in south Texas, one low interest Wilcox well in south Texas and one deep exploratory well in the Mississippi Salt Basin. In Mississippi, we were in the process of sidetracking our deep Hosston test (Edge operated Patterson #2, 75% W.I.) after getting stuck at about 15,000 feet. We were able to log the shallower portion of the well and found 40 feet of apparent James Lime pay, which is productive in an offset well. In addition, we logged 10 feet of apparent pay in an upper Hosston sand and are now attempting to sidetrack the well to test the middle and lower Hosston sand sections, which are our primary targets.  We also reported that we have accelerated the development of our Fayetteville Shale acreage and expect to drill at least four wells with a partner, and are working to find a rig to commence additional drilling on our 4,600 net acres. In the deep Frio play in south Texas, we reported that we recently drilled and completed our Chapman Ranch #16 well (Edge W.I. 50%), then producing at rate of about 2.8 MMcfe per day. This well follows two wells drilled late last year which cut faults, resulting in the loss of a portion of the producing formation. We have decided to defer until 2007 the drilling of four planned wells while we acquire new 3-D seismic with a goal of increasing the efficiency of the development and expansion of this complex structure. In our Queen City play in south Texas, one of the two rigs under long term contract recently suffered major damage due to a mechanical malfunction and has been undergoing repairs for the last couple of weeks. There were no injuries and the hole does not appear to have been jeopardized, although  this event has delayed our planned drilling schedule in this active area.

We expect to fund our 2006 drilling program and our land and seismic acquisition needs with cash flow from operations. If the situation warrants, we have several areas of near-term expansion potential and continue to make significant investments for 2007 and beyond. In Mississippi, we are positioning ourselves for a multi-year drilling program to develop what we believe represents significant resource potential in the deep Salt Basin and are hoping to have a rig available to drill another deep well late in 2006. Also in Mississippi, we now have over 38,000 net acres in the emerging Floyd Shale play. Industry interest is steadily growing in this play and we expect several test wells to be drilled to evaluate the potential of the Floyd Shale during the second half of 2006. We will watch this activity closely as we plan for the testing and development of our acreage position in 2007. Our work in the Queen City play in south Texas over the past two years has led us to conclude that it is an under-exploited play with considerable expansion potential and are therefore working aggressively to expand our activities. Finally, we have an attractive inventory of both shallow and deep prospects in southeast New Mexico that could be moved to drill ready status pending rig and capital availability. The deferral of drilling at Chapman Ranch, the Mississippi sidetrack and rig mechanical problems in the Queen City all have the effect of pushing out in time some of our expected production gains but do not negatively impact our view of the resource potential in any of these areas. Our total capital budget for 2006 remains approximately $98 million.  We believe we have quality prospects to expand the program later in the year if cash flow warrants.

Statements regarding production volumes, all guidance and forecasts, increased production, future and expected drilling and operations (including timing), future and continuing growth, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, increased costs and delays attributable to oilfield services and equipment, government regulation, effects and risks of acquisitions, and the ability of the Company to meet its stated business goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION
Date: June 13, 2006	By:	/s/ Michael G. Long
Michael G. Long
Executive Vice President, Chief
Financial Officer and Treasurer